Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the L3Harris Technologies, Inc. 2024 Equity Incentive Plan of our reports dated February 16, 2024, with respect to the consolidated financial statements of L3Harris Technologies, Inc. and the effectiveness of internal control over financial reporting of L3Harris Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida
May 1, 2024